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                                                                     Exhibit 3.4


                            ARTICLES OF INCORPORATION


                                       OF


                             EMMIS OPERATING COMPANY


The undersigned Incorporator, desiring to form a corporation (hereinafter referred to as the "Corporation"), pursuant to the provisions of the Indiana Business Corporation Law, as now or hereafter amended (hereinafter referred to as the "Act"), executed the following Articles of Incorporation:


                                    ARTICLE I

                                 Corporate Name

      The name of the Corporation is Emmis Operating Company.


                                   ARTICLE II

                                    Purposes

      This Corporation is formed for the purpose of transacting any or all lawful business for which corporations may be incorporated under the Act. The Corporation shall have the same capacity to act as possessed by natural persons and shall have and exercise all powers granted to business corporations formed under the Act and permitted by the laws of the State of Indiana in force from time to time hereafter, including, but not limited to, the general rights, privileges and powers set out in the Act, the power to enter into and engage in partnerships and joint ventures, and to act as agent. The Corporation shall have the power and capacity to engage in all business activities, either directly or through any person, firm, entity, trust, partnership or association.


                                   ARTICLE III

                                Term of Existence

      The period during which the Corporation shall continue is perpetual.
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                                   ARTICLE IV

                     Registered Office and Registered Agent

      The street address of the registered office of the Corporation is 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, and the name of the registered agent at that address is J. Scott Enright.


                                    ARTICLE V

                                Authorized Shares

      The total number of shares which the Corporation is authorized to issue is one thousand (1,000) shares consisting of one thousand (1,000) nonassessable shares without par value.


                                   ARTICLE VI

                           Terms of Authorized Shares

      Section 6.01. Terms. All shares are of one and the same class with equal rights, privileges, powers, obligations, liabilities, duties and restrictions. These shares may be issued for any consideration consistent with the Act, including tangible or intangible property or benefit to the Corporation, at such price and amount per share as may be determined by the Board of Directors.

      Section 6.02. Dividends. The shareholders shall be entitled to receive dividends as declared by the Board of Directors in accordance with the Act; dividends may be paid in cash, property or in authorized but unissued shares of the Corporation.

      Section 6.03. Payment on Dissolution. In the event of voluntary or involuntary dissolution of the Corporation, the shareholders shall be entitled, after payment of all debts and liabilities of the Corporation, to share ratably in the remaining assets of the Corporation.


                                   ARTICLE VII

                                  Voting Rights

      Section 7.01. Voting Rights. Every shareholder of the Corporation shall have the right, at every shareholders' meeting, to one vote for each share standing in the shareholder's name on the books of the Corporation as of the record date for such meeting.


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      Section 7.02. Shareholder Action. Except as otherwise provided in the Act or these Articles of Incorporation, all actions taken by the shareholders shall be by a majority vote of the number of shares entitled to vote, including but not limited to an election of directors.


                                  ARTICLE VIII

                               Board of Directors

      The number of directors constituting the initial Board of Directors shall be one (1). Thereafter, the number of directors shall be fixed by the By-Laws of the Corporation.


                                   ARTICLE IX

                        Data Respecting Initial Directors

      The name and address of the initial members of the Board of Directors of the Corporation are as follows:

      Name                  Address                            City and State
      ----                  -------                            --------------
      Jeffrey M. Smulyan    40 Monument Circle, Suite 700      Indianapolis, Indiana 46204

                                    ARTICLE X

                          Data Respecting Incorporator

      The name and address of the Incorporator of the Corporation are David L. Wills, 2700 First Indiana Plaza, 135 North Pennsylvania Street, Indianapolis, Indiana 46204.


                                   ARTICLE XI

                             Certificates for Shares

      Each shareholder shall be entitled to a certificate certifying the number of shares owned by such shareholder in the Corporation.


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                                   ARTICLE XII

                                 Indemnification

      Section 12.1. General. The Corporation shall, to the fullest extent to which it is empowered to do so by the Act, or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that such person is or was a director or officer of the Corporation, or who, while serving as such a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by such person in accordance with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed, in the case of conduct in his or her official capacity, was in the best interests of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, such person either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

      Section 12.2. Authorization of Indemnification. To the extent that a director or officer of the Corporation has been wholly successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in
Section 12.1, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 12.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the director or officer is permissible in the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not at the time parties to such action, suit or proceeding; or (ii) if a quorum cannot be obtained under clause (i), by a majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to such action, suit or proceeding; or (iii) by special legal counsel (A) selected by the Board of Directors or its committee in the manner prescribed in clauses (i) or (ii), or (B) if a quorum of the Board of Directors cannot be obtained under clause (i) and a committee cannot be designated under clause (ii), selected by a majority vote of the full Board of Directors (in which selection directors who are parties may participate); or (iv) by the stockholders, but shares owned by or voted under the control of directors or officers who are at the time parties to such action, suit or proceeding may not be voted on the determination.
      Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the


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determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under foregoing clause (iii) to select counsel.

      Section 12.3. Good Faith. For purposes of any determination under Section 12.1, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 12.1 if his or her action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (i) one or more officers or employees of the Corporation or other enterprise whom he or she reasonably believes to be reliable and competent in the matters presented; (ii) legal counsel, public accountants, appraisers or other persons as to matters he or she reasonably believes are within the person's professional or expert competence; or (iii) a committee of the Board of Directors of the Corporation or other enterprise of which the person is not a member if he or she reasonably believes the committee merits confidence. The term "other enterprise" as used in this Section 12.3 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, partner, trustee, employee or agent. The provisions of this Section
12.3 shall not be exclusive or limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 12.1.

      Section 12.4. Payment of Expenses in Advance. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 12.2, upon receipt of the director or officer's written affirmation of his or her good faith belief that he or she has met the standard of conduct described in Section 12.1 and upon receipt of a written undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she did not meet the standard of conduct set forth in this Article XII, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article XII.

      Section 12.5. Other Indemnitees. The Corporation may, by action of its Board of Directors, indemnify employees and agents of the Corporation with the same scope and effect and pursuant to the same procedures as provided in this
Article XII for directors and officers.

      Section 12.6. Provisions Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Articles of Incorporation, the Corporation's By-Laws, any resolution of the Board of Directors or stockholders, any other authorization, whenever adopted, after notice, by a majority vote of all voting shares of the Corporation then outstanding, or any contract, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to serve in his or her official capacity, and shall inure to the benefit of the heirs, executors and administrators of such a person.


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      Section 12.7. Vested Right to Indemnification. The right of any person to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 12.1 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of the provisions of this Article XII.

      Section 12.8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article XII.


                                  ARTICLE XIII

                          Business Combination Chapter

      The provisions of I.C. 23-1-43-1 et seq. of the Act are not applicable to the Corporation.

      IN WITNESS WHEREOF, the undersigned, being the incorporator designated in
Article X, executes these Articles of Incorporation this 30th day of May, 2001.


                                       /s/ David L. Wills
                                    ------------------------------------
                                    David L. Wills, Incorporator


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